As filed with the United States Securities and Exchange Commission on August 21, 2023.

Registration No. 333-236209

Registration No. 333-182585

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-236209

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-182585

UNDER THE SECURITIES ACT OF 1933

Franchise Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	27-3561876
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

109 Innovation Court, Suite J Delaware, Ohio 43015
(Address of principal executive offices)

Franchise Group, Inc. 2019 Omnibus Incentive Plan

JTH Tax, Inc. Stock Option Plan

JTH Holding, Inc. 2011 Equity and Cash Incentive Plan

(Full title of the plans)

Tiffany McMillan-McWaters
Deputy General Counsel

Franchise Group, Inc.
109 Innovation Court, Suite J
Delaware, Ohio 43015
(740) 363-2222
(Name, address, including zip code, and telephone number, including area code, of Agent For Service)

Copies to:

David W. Ghegan, Esq.
Betty Linkenauger Segaar, Esq.
Troutman Pepper Hamilton Sanders LLP
600 Peachtree Street, N.E.
Suite 3000
Atlanta, Georgia 30308
(404) 885-3139

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) previously filed by Franchise Group, Inc., a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-236209), filed with the SEC on January 31, 2020, pertaining to the registration of 5,000,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), under the Franchise Group, Inc. 2019 Omnibus Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-182585), filed with the SEC on July 9, 2012, pertaining to the registration of (i) 2,516,177 shares of Class A Common Stock, par value $0.01 per share, subject to outstanding options under the JTH Tax, Inc. Stock Option Plan; (ii) 332,035 shares of Class A Common Stock, par value $0.01 per share, subject to outstanding options under the JTH Holding, Inc. 2011 Equity and Cash Incentive Plan; (iii) 9,305 shares of Class A Common Stock, par value $0.01 per share, subject to outstanding restricted stock units under the JTH Holding, Inc. 2011 Equity and Cash Incentive Plan; and (iv) 1,919,505 shares of Class A Common Stock, par value $0.01 per share, not subject to outstanding awards under the JTH Holding, Inc. 2011 Equity and Cash Incentive Plan.

The Registrant was initially formed as JTH Holding, Inc. on September 23, 2010, which later changed its name to Liberty Tax, Inc. on July 15, 2014 and subsequently changed its name to Franchise Group, Inc. on September 19, 2019. The Amended and Restated Certificate of Incorporation of the Registrant (the “Charter”), at the time the Registrant was named JTH Holding, Inc., provided for two classes of common stock, Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share. Later, the Charter was further amended and restated to provide for a single class of common stock, par value $0.01 per share, which shares correlate to the Common Stock.

The Registrant is filing this Post-Effective Amendment to its Registration Statements to withdraw and remove from registration the securities of the Registrant that had been registered but remain unsold or not yet issued under such Registration Statements.

On August 21, 2023, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of May 10, 2023, by and among Freedom VCM, Inc., a Delaware corporation (“Parent”), Freedom VCM Subco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. Accordingly, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of each Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Delaware, state of Ohio, on this 21st day of August, 2023.

FRANCHISE GROUP, INC.

By:	/s/ Eric Seeton
Name: Eric Seeton Title: Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.